Exhibit 18





April 27, 2001



The Ohio Art Company
One Toy Street
P.O. Box 111
Bryan, OH  43506-0111

Dear Sirs/Madams:

We have audited the financial statements of The Ohio Art Company (Company) as of and for the year ended January 31, 2001 and the adjustments described in Note 1 to the financial statements that were applied to restate the financial statements as of January 31, 2000 and for the years ended January 31, 2000 and 1999, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 15, 2001. Note 1 to such financial statements contains a description of your adoption during the year ended January 31, 2001 of the change in accounting from the last-in, first-out (LIFO) method of valuing inventories to the first-in, first-out (FIFO) method.

We have read management's justification for the change in inventory accounting contained in the Company's Form 10-K for the year ended January 31, 2001, and have obtained other information regarding the accounting change from management. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, our judgment is that the newly adopted alternative accounting principle described above is preferable in the Company's circumstances to the method previously applied.





Crowe, Chizek and Company LLP


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